                                  July 16, 2004


The PNC Financial Services Group, Inc.
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707

Re: Agreement and Plan of Merger between The PNC Financial Services Group, Inc. ("PNC") and Riggs National Corporation (the "Company")

Ladies and Gentlemen:

         The undersigned understands that PNC is considering entering into an Agreement and Plan of Merger, dated as of July 16, 2004 (the "Plan") with the Company, providing for the merger of the Company with and into PNC (the "Merger"). Capitalized terms used and not defined herein shall have the meaning given such terms in the Plan.

         In consideration of the substantial expenses and other obligations PNC will incur in connection with the transactions contemplated by the Plan and the covenants of PNC set forth herein and in order to induce PNC to execute the Plan and to proceed to incur such expenses, the undersigned agrees and undertakes as follows:

         1. The undersigned represents and warrants that, as of the date of this letter agreement, he has full and exclusive power to vote and direct the voting of, and to dispose of and direct the disposition of, 7,177,441 shares of Company Common Stock (such shares, the "Shares"), which represent approximately 24.6% of the outstanding shares of Common Stock (assuming that there are 29,202,595 shares of Common Stock outstanding as of the date hereof).

         2. Except as provided herein, the undersigned agrees, during the period beginning on the date hereof and ending on the Expiration Date (as defined below is this paragraph 2), not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of (collectively, "Transfer"), or enter into any contract, option, commitment or other arrangement or understanding with respect to a Transfer of the Subject Shares (including as part of a transaction involving the sale of the Company to any Person other than PNC). In the case of any Transfer by operation of law, this letter agreement shall be binding upon the transferee(s). For purposes of this letter agreement, "Expiration Date" shall mean the earliest of (a) the Effective Time, (b) the date of the Plan is terminated in accordance with its terms and (c) the Termination Date, except to the extent the Company is not permitted to terminate the Plan on the Termination Date pursuant to Section 7.3(a) of the Plan as a result of any breach by the undersigned of its obligations under this letter agreement in which case this clause (c) shall not apply.

         3. For purposes of this letter agreement, the term "Subject Shares" shall mean, at the time of any determination, all of the Shares, provided, that if (1) at any time prior to or at the Expiration Date, PNC or any of PNC's Affiliates is or becomes a beneficial owner of any shares of Company Common Stock ("PNC Beneficially Owned Shares") or (2) the Shares equal 25% or more of the outstanding shares of Company Common Stock, then the number of Subject Shares shall be deemed to be (without any action of the parties to this letter agreement) the number of shares of Company Common Stock equal to one share lower than the amount equal to (A) the number of shares of Company Common Stock which represent 25% of the shares of Company Common Stock issued and outstanding at such time less (B) the number of PNC Beneficially Owned Shares (if any) at such time.

         4. Until the Expiration Date, at any meeting of Company stockholders called with respect to any of the following (or at which any of the following is otherwise addressed), and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following, the undersigned shall vote or cause to be voted the Subject Shares as follows:

                  (a) in favor of the adoption of the Plan, and the transactions contemplated thereby, including the Merger;

                  (b) against any action that is intended, or could reasonably be expected to, materially impede, interfere with, delay or materially and adversely affect the Merger or any of the other transactions contemplated by the Plan; and

                  (c) against the following actions (other than the Merger and the transactions contemplated by the Plan): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries; or (ii) a sale, lease or transfer of a substantial portion of the assets of the Company or any of its subsidiaries; or (iii) any reorganization, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries.

Prior to the Expiration Date, the undersigned shall not enter into any voting arrangement, whether by proxy, power-of-attorney, voting agreement, voting trust or otherwise, directly or indirectly, with respect to the Subject Shares that is inconsistent in any respect with this letter agreement.

         5. Until the Expiration Date, the undersigned agrees that he shall not and shall direct and use all reasonable efforts to cause his respective agents and representatives (including, without limitation, any attorney or accountant retained by him) not to, solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or encourage any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal.

         6. The undersigned shall cooperate with PNC and Company in (a) preparing and filing documentation, (b) effecting applications, notices, petitions, filings and other documents and (c) obtaining permits, consents, orders, approvals and authorizations necessary to make effective the Merger and the other transactions contemplated by the Plan and shall not willfully take, or cause to be taken, any action that could reasonably be expected to impair the prospects of completing the Merger in accordance with the Plan.

         7. The undersigned represents, warrants and covenants to PNC as follows:

                  (a) As of the date hereof, the Subject Shares are, and at all times up until the Expiration Date the Subject Shares will be, free and clear of any rights of first refusal, co-sale rights, security interests, liens, pledges, claims, options, charges or other encumbrances, other than Subject Shares that from time to time may be subject to the terms of pledge agreements securing indebtedness (existing or to be incurred) of the undersigned.

                  (b) The undersigned has full power and authority to make, enter into and carry out the terms of this letter agreement and to perform his obligations hereunder.

                  (c) This letter agreement has been duly and validly executed and delivered by the undersigned and constitutes a valid and binding agreement of the undersigned, enforceable against the undersigned in accordance with its terms and no other action is necessary to authorize the execution and delivery by the undersigned or the performance of his obligations hereunder.

                  (d) None of the Subject Shares is or will be subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to voting, in each case, that is inconsistent with this letter agreement. None of the Subject Shares is or will be subject to any pledge agreement pursuant to which the undersigned does not retain sole and exclusive voting rights with respect to the Subject Shares subject to such pledge agreement at least until the occurrence of an event of default under the related debt instrument.

                  (e) The execution and delivery of this letter agreement and the consummation by the undersigned of his obligations hereunder will not (i) conflict with or violate any laws, rules or regulations to which he or the Subject Shares are subject, or (ii) conflict with or violate any contract, commitment, agreement, arrangement or restriction of any kind to which he is a party or by which he or the Subject Shares is bound. For purposes of this letter agreement, "beneficially own" or "beneficial ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act).

                  (f) The execution and delivery of this letter agreement by the undersigned does not, and the performance of his obligations hereunder will not, require him to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Person or Governmental Entity, except such filings and authorizations as may be required under the Exchange Act.

         In consideration of covenants of the undersigned set forth herein, PNC agrees and undertakes as follows:

         1. PNC shall (i) take all necessary action to cause the Registration Statement to include a reoffer prospectus relating to the offer and sale by the undersigned or any of his Affiliates after the Effective Time of any shares of PNC Common Stock received in the Merger (the "New Shares") in transactions of any type, including block trades, options or puts and (ii) use its reasonable best efforts to cause the Registration Statement to remain effective so that such prospectus may be used to reoffer such New Shares until they may be freely resold in accordance with Rule 145(d)(2) promulgated under the Securities Act; provided, that PNC may upon prompt prior notice to the undersigned suspend the use of the Registration Statement for a reasonable length of time (but not to exceed 60 consecutive days) (the "Suspension Period") if the Chief Executive Officer, Chief Financial Officer or General Counsel of PNC shall determine in good faith that such use (i) would require disclosure by PNC of material non-public information that would materially interfere with a material financing, merger, sale or acquisition of assets, recapitalization or other similar corporate action of PNC that is pending or expected by PNC to occur or be announced during such Suspension Period or (ii) would require pre-mature disclosure of non-public information the disclosure of which, in the good faith determination of the Chief

Executive Officer, Chief Financial Officer or General Counsel of PNC, would be materially adverse to PNC, it being understood and agreed that in exercising its right to impose such Suspension Period PNC shall not treat the undersigned and/or his Affiliates, as applicable, more restrictively than PNC does with respect to its directors and executive officers who have access to such information. Notwithstanding anything to the contrary in this paragraph, PNC shall use its commercially reasonable efforts to ensure that there is no suspension of the Registration Statement (A) within 60 days after the consummation of the Merger or (B) within 28 days after a previous suspension pursuant to this paragraph. PNC shall deliver prompt written notice to the undersigned and/or his Affiliates, as applicable, of the expiration or earlier termination of any Suspension Period. The Registration Statement and the prospectus, as they may be amended from time to time, shall at all times, subject to any suspension period, comply with applicable law and PNC shall provide the undersigned and his Affiliates customary indemnification for violations of law in connection therewith, and the undersigned shall provide PNC customary indemnification for violations of law with respect to information provided by the undersigned or his Affiliates for inclusion in the Registration Statement and the prospectus.

         Notwithstanding anything to the contrary herein, nothing in this letter agreement shall be intended or considered to convey or transfer beneficial ownership of any type with respect to any shares of Company Common Stock or rights thereto to PNC other than with respect to the Subject Shares as provided for herein.

         This letter agreement shall terminate and shall have no further force or effect as of the Expiration Date. If any term, provision, covenant or restriction of this letter agreement held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         This letter agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this letter agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the other parties. This letter agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto. No waiver by any party hereto of any condition or of any breach of any provision of this letter agreement shall be effective unless in writing.

         The undersigned acknowledges that PNC will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the undersigned set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to PNC upon any such violation, PNC shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to PNC at law or in equity.

         This letter agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter. This letter agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state.

                                               Very truly yours,


                                                    /s/ Joe L. Allbritton
                                               --------------------------------
                                               Joe L. Allbritton


Accepted and Agreed:

THE PNC FINANCIAL SERVICES GROUP, INC.


By:          /s/ James E. Rohr
     -----------------------------------
     Name:
     Title:


Dated:   July 16, 2004